UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

1601 N.W. Expressway, Suite 1600 Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73118 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 753-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On March 19, 2008, Sandridge Energy, Inc. (the “Company”) entered into employment agreements with each of Dirk M. Van Doren, our Executive Vice President and Chief Financial Officer; Matthew K. Grubb, our Executive Vice President and Chief Operating Officer; Todd N. Tipton, our Executive Vice President – Exploration; and Larry K. Coshow, our Executive Vice President — Land (the “Executives”).
          Pursuant to the employment agreements, the Company agrees to pay Mr. Van Doren an annual base salary of no less than $550,000, Mr. Grubb an annual base salary of no less than $500,000, Mr. Tipton an annual base salary of no less than $345,000, and Mr. Coshow an annual base salary of no less than $309,000. In addition to base salary and in accordance with the terms of the employment agreements, the Executives are eligible for (i) additional bonus compensation, in the sole discretion of the Company, (ii) awards of Company restricted stock under and subject to the Company’s equity compensation plans, and (iii) benefits under all other benefit plans generally provided to the Company’s other executive officers.
          Each employment agreement is for a term of two years commencing on the effective date, January 1, 2008, and is automatically extended to a one-year term on the expiration date of the employment agreement, unless terminated in accordance with its terms. Each employment agreement provides that if
•	an Executive is terminated for Cause (as defined in the employment agreements), the Company will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination;

•	an Executive is terminated without Cause, the Executive will be entitled to receive from the Company a lump sum payment equal to twelve months of base salary then in effect, and, if at the time of such termination Tom L. Ward is not the Chairman and Chief Executive Officer of the Company, all equity compensation held by the Executive immediately prior to such termination will immediately become 100% vested;

•	an Executive is terminated as a result of incapacity, the Executive will be entitled to receive from the Company a payment equal to six months of base salary then in effect;

•	an Executive is terminated as a result of death, the Executive’s estate will be entitled to receive from the Company a payment equal to twelve months of base salary then in effect; and

•	within twelve months after a Change of Control (as defined in the employment agreements), (i) the Executive’s employment is terminated by the Company for a reason other than termination for Cause or as a result of the Executive’s incapacity or death or (ii) the Executive resigns as a result of a change in duties or title, a reduction in base salary or benefits, relocation or a default by the Company under the agreement, the Executive will be entitled to receive from the Company a lump sum payment equal to the sum of two times the Executive’s (x) base salary for the last twelve calendar months ending immediately prior to the termination event and (y) bonus paid during such twelve month period (based on an average of the last three years’ annual bonuses). In addition, all equity compensation held by the Executive immediately prior to such termination will immediately become 100% vested if at the time of such termination Tom L. Ward is not the Chairman and Chief Executive Officer of the Company.
          Each of the Executives has the power to terminate his employment with the Company on thirty days prior written notice.
          Each employment agreement also contains customary non-solicitation and non-interference provisions for a six-month period after employment with the Company is terminated for any reason.
          Mr. Coshow’s employment agreement replaces his prior employment agreement, which was to expire on September 2, 2008. The agreements generally have similar provisions. Differences include compensation that Mr. Coshow is entitled to receive upon certain termination events. Under the new agreement, as described above, he is entitled to receive a payment equal to twelve months of base salary (termination by the Company other than for Cause) and six months of base salary (disability), compared to base salary during the remaining term of or through the expiration date of his prior agreement, and a severance payment in connection with a change of control that is two times the amount provided for in the prior agreement. In addition, under the prior employment agreement, vesting of equity compensation upon termination of employment without Cause or in connection with a change of control was not conditioned on Mr. Ward not being Chairman and Chief Executive Officer of the Company at the time.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)
By:	/s/ V. Bruce Thompson
V. Bruce Thompson
Senior Vice President - Legal and General Counsel

Date: March 20, 2008

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